UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 10, 2014 (November 6, 2014)

CM Finance Inc

(Exact name of registrant as specified in its charter)

Maryland	1-36300	46-2883380
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Lexington Avenue, 26th Floor

New York, NY 10022

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 257-5199

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders

On November 6, 2014, CM Finance Inc (the “Company”) held its Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, the Company submitted three proposals to the vote of Stockholders, which are described in detail in the Company’s proxy statement dated September 19, 2014. As of September 5, 2014, the record date for the Annual Meeting, 13,666,666 shares of common stock were eligible to be voted. Of the shares eligible to be voted, 8,371,529 shares were voted in person or by proxy in connection with the proposals. All matters voted upon at the Annual Meeting were approved as follows:

Proposal 1: Election of Directors

The Company’s stockholders elected three directors to serve for three-year terms expiring in 2017, or until their successors are duly elected and qualified. The voting results were as follows:

	Votes For	Votes Withheld
Stephan Kuppenheimer	8,122,061	249,468
Keith Lee	8,131,768	239,761
Julie Persily	8,107,417	264,112

Proposal 2: Approval of Proposal to Authorize Company to Issue Shares Below NAV

The Company’s stockholders approved a proposal to authorize the Company, with Board approval, to sell or otherwise issue up to 25% of the Company’s outstanding common stock at an offering price that is below the Company’s then current NAV per share. The voting results were as follows:

	Votes For	Votes Against	Abstentions
All Stockholders	7,409,630	780,373	181,526
All Stockholders excluding Affiliates*	7,258,314	780,373	181,526

*	Of the 8,371,529 shares of the Company’s common stock that were voted in person or by proxy, 151,316 shares of the Company’s stock were held and voted by persons or entities affiliated with the Company.

Proposal 3: Approval of Proposal to Authorize Company to Issue Warrants, Options or Rights

The Company’s stockholders approved a proposal to authorize the Company to issue warrants, options or rights to subscribe to, convert to, or purchase our common stock in one or more offerings. The voting results were as follows:

Votes For	Votes Against	Abstentions
7,306,388	893,274	171,867

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 10, 2014	CM Finance Inc

	By:	/s/ Christopher E. Jansen
Christopher E. Jansen
President and Secretary